Exhibit 99.1

AMERICAN RESIDENTIAL PROPERTIES, INC. ANNOUNCES
2014 ANNUAL MEETING OF STOCKHOLDERS
SCOTTSDALE, Arizona, January 21, 2014 - American Residential Properties, Inc. (NYSE: ARPI) (the “Company”) today announced their 2014 Annual Meeting of Stockholders (the "2014 Annual Meeting") will be held at 8:00 a.m. Mountain Standard Time on May 21, 2014 at The Westin Kierland Resort & Spa, 6902 East Greenway Parkway, Scottsdale, Arizona 85254.
Stockholders of record at the close of business on March 25, 2014 will be entitled to notice of, and to vote at, the 2014 Annual Meeting of Stockholders and any adjournment or postponement of the meeting.
Deadline for Rule 14a-8 Stockholder Proposals
Stockholder proposals intended to be presented at the 2014 Annual Meeting must be received by the Secretary of the Company not later than 5:00 p.m. Mountain Standard Time on March 25, 2014 in order to be considered for inclusion in the Company's proxy statement relating to the 2014 Annual Meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, ("Rule 14a-8 Proposals").
Deadline for Other Stockholder Proposals
Stockholder proposals, other than Rule 14a-8 Proposals, intended to be presented at the 2014 Annual Meeting must be received by the Secretary of the Company not earlier than February 21, 2014 and not later than 5:00 p.m. Mountain Standard Time on March 25, 2014.
About American Residential Properties, Inc.
American Residential Properties, Inc. is an internally managed real estate company, organized as a REIT for federal income tax purposes, that acquires, owns and manages single-family homes as rental properties in select communities nationwide. The Company’s primary business strategy is to acquire, restore, lease and manage single-family homes as well-maintained investment properties to generate attractive, risk-adjusted returns over the long-term. With a vertically integrated real estate acquisition and management platform incorporating disciplined acquisition criteria, extensive research, seasoned personnel and comprehensive operations, the Company is well-positioned to execute its strategy.
Additional information about American Residential Properties, Inc. can be found on the Company’s website at www.americanresidentialproperties.com.
SOURCE: American Residential Properties, Inc.

INVESTOR CONTACT:	American Residential Properties, Inc.
Shant Koumriqian
Chief Financial Officer
ir@americanresidentialproperties.com
480-474-4800

MEDIA CONTACT:	Financial Profiles, Inc.
Lisa Mueller
lmueller@finprofiles.com
310-478-2700 x21